IN BOSTON ONE POST OFFICE SQUARE BOSTON, MASSACHUSETTS 02109 (617) 338-2800 FAX NO. 617-338-2800	SULLIVAN & WORCESTER LLP 1666 K STREET, N.W. WASHINGTON, D.C. 20006 (202) 775-1200 FAX NO. 202-293-2275	IN NEW YORK CITY 565 FIFTH AVENUE NEW YORK, NEW YORK 10017 (212) 660-3000 FAX NO. 212-660-3001

           November 13, 2003

Calvert Tax-Free Reserves
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD  20814

Ladies and Gentlemen:

        We have been requested by Calvert Tax-Free Reserves, a Massachusetts business trust with transferable shares (the “Trust”) established under a Declaration of Trust dated October 20, 1980, as amended (the “Declaration”), for our opinion with respect to certain matters relating to the Calvert Money Market Portfolio (the “Acquiring Fund”), a series of the Trust. We understand that the Trust is about to file an amendment to its Registration Statement on Form N-14 (File No. 333-109044) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Calvert California Money Market Portfolio, a series of the Trust (the “Acquired Fund”), in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization, the form of which was included in the Form N-14 Registration Statement (the “Plan”).

        We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

        Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on December 19, 2003 it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities. We note, however, that under certain circumstances, shareholders of the Trust may be held personally liable for its obligations.

        We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours, /s/ SULLIVAN & WORCESTER LLP ————————————————— SULLIVAN & WORCESTER LLP